EXHIBIT 107

Calculation of Filing Fee Tables

F-1

(Form Type)

ZJK Industrial Co., Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees To be Paid	Equity	Ordinary shares, par value US$0.000016666667 per share	Rule 457(o)			US$	5,750,000	0.00014760	848.7

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts(3)					US$	5,750,000		848.7
	Total Fees Previously Paid								0.00
	Total Fee Offsets								0.00
	Net Fee Due								848.7

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Includes the offering price attributable to additional ordinary shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.

(3)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional ordinary shares as may be issued after the date hereof as a result of share sub-divisions, share capitalization or similar transactions.